UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 17, 2007

StockerYale, Inc.

(Exact name of registrant as specified in its charter)

Massachusetts	000-27372	04-2114473
(State or other jurisdiction of incorporation)	(Comission File No.)	(IRS Employer Identification No.)

32 Hampshire Road Salem, New Hampshire	03079
(Address of principal executive offices)	(Zip Code)

(603) 893-8778

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On November 15, 2006, StockerYale, Inc. (the “Company”) received notice from the Nasdaq Stock Market that it did not comply with the minimum $10,000,000 stockholders’ equity requirement for continued listing on The Nasdaq Global Market as set forth in Nasdaq Marketplace Rule 4450(a)(3).

On October 31, 2006, pursuant to a purchase agreement dated October 31, 2006, the Company completed the acquisition of all of the issued and outstanding capital stock of Photonic Products Limited (“Photonic”) for (i) US$4,250,000 of cash from StockerYale (UK) Limited (“SYUK”), a wholly-owned subsidiary of the Company, (ii) bonds issued by SYUK to each of the stockholders of Photonic with an aggregate initial principal amount equal to US$2,400,000, (iii) 2,680,311 shares of the Company’s Common Stock, par value $0.001 per share, issued to the stockholders of Photonic and (iv) certain payments to the stockholders of Photonic in an amount up to 439,966 pounds sterling aggregate assuming certain financial targets are met over the next three years, such payments to be made in either cash or Common Stock of the Company, at the sole discretion of the Company.

As a result of the Company’s acquisition of Photonic, the Company believes that, as of the date of this report, it has regained compliance with the stockholders’ equity requirement. On January 16, 2007, the Company filed audited financial statements and pro forma financial information with respect to Photonic that demonstrate compliance with the stockholders’ equity requirement as of October 31, 2006.

Nasdaq will continue to monitor the Company’s ongoing compliance with the stockholders’ equity requirement and, if at the time of its next periodic report the Company does not evidence compliance, the Company may be subject to delisting.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

StockerYale, Inc.

Date: January 17, 2007

	By:	/s/ Marianne Molleur
Marianne Molleur
Senior Vice President and Chief Financial Officer